EXHIBIT 10.1

AGREEMENT FOR PURCHASE AND SALE OF ASSETS

This Agreement for Purchase and Sale of Assets (the "Agreement"), dated effective as of August 20, 2016 (the "Effective Date"), is by and among LABOR SMART INC, a Nevada corporation whose mailing address is 3851 Oakview Drive, Powder Springs, Georgia 30127 ("Seller") and Energy Staffing Solutions, Inc., a Colorado Corporation, whose mailing address 7315 East Peakview Avenue, Centennial, Colorado 80111, or its assigns ("Buyer").

BACKGROUND INFORMATION

Seller is engaged in the business of providing on-demand temporary personnel and labor to small and large businesses in a variety of industries, including, without limitation, construction, manufacturing, production, hospitality, events, restoration, warehousing, retail, demolition, renewable energy and landscaping (collectively, the "Business"). Buyer desires to purchase only certain assets from Seller (the assets to be acquired being hereinafter referred to as the "Purchased Assets"). Seller is willing to sell the Purchased Assets to Buyer, but only upon the terms and conditions hereinafter set forth. Accordingly, in consideration of the mutual agreements contained in this Agreement, Seller, Buyer and Schadel hereby agree as follows.

OPERATIVE PROVISIONS

1. Agreement to Sell and Purchase. Buyer is only interested in acquiring the branch office located at the addresses set forth in Schedule 1 attached hereto (the "Branch Office"). Subject to the terms and conditions of this Agreement, at the closing referred to in Section 2 hereof, Buyer shall acquire the Purchased Assets. The Purchased Assets shall include only the following assets of Seller:

a. Customer Lists. All right, title and interest of Seller in and to the customer lists for each of the Branch Offices, the telephone and facsimile numbers for each of the Branch Offices, the trade secrets and other proprietary information of such Branch Offices (excluding all tradenames, trademarks, service marks, and open accounts receivable (and all applications therefor)) owned by Seller or used in or necessary for the operation of the Business and any other assets listed on Schedule 1(a)hereto (collectively, the "Proprietary Rights");

b. Leases and Contracts. All right, title and interest of Seller in and to certain leases for real or personal property, contracts (expressly including unfilled purchase and sale orders, and all rights under any non-competition, non-solicitation or non-disclosure agreement or other arrangement in favor of Seller), commitments, arrangements or understandings, written or oral, pertaining to the operation of the Business at the Branch Offices excluding open accounts receivable of Seller, listed or described on Schedule 1(b) hereto (collectively, the "Contracts");

c. Fixed Assets. All vans, vehicles, equipment, furniture, fixtures, computer hardware, computer software and all other tangible personal property of every kind and nature owned by Seller or used in or necessary for the operation of the Business at the Branch Offices, including, but not limited to, those assets listed on Schedule 1(c) hereto (collectively, the "Fixed Assets") but specifically excluding open accounts receivable of Seller; and

d. Business Records. All files, correspondence, invoices and other business records used in or necessary for the operation of the Business at the Branch Offices, including, but not limited to, price lists, sales records, sales correspondence, credit records, purchase orders and sales orders.

1

2. Closing. The consummation of the transactions contemplated by this Agreement shall take place at a closing (the "Closing") to be held on August 17, 2016. The Closing may take place remotely, by exchange of documents and signatures by email and overnight mail, as counsel to the parties may agree. At the Closing, Seller shall deliver to Buyer such conveyances, bills of sale, assignments, agreements and other documents, in form and substance satisfactory to Buyer's counsel, as may be reasonably requested by Buyer's counsel to effect the sale and transfer of the Purchased Assets and to consummate the transactions contemplated by this Agreement and shall make such other deliveries specified in or contemplated by this Agreement. When all such deliveries have been completed, Buyer shall deliver to Seller a cashier's check in accordance with Section 3 hereof.

3. Purchase Price and Payment. The purchase price to be paid by Buyer to Seller in exchange for Buyer's acquisition of the Purchased Assets shall equal Three Hundred Fifty Thousand Dollars ($350,000.00) (the "Purchase Price") and shall be paid as follows: (a) One Hundred Eighty Five Thousand Dollars ($185,000.00) paid to Seller concurrent with Closing, and (b) One Hundred Fifty Thousand Dollars in Buyers Preferred Stock ($150,000), and Fifteen Thousand Dollars ($15,000) to be delivered to Seller within 45 days after the Closing date.

4. No Assumption of Liabilities. Buyer shall not assume or be responsible for any liability or obligation of Seller, including, but not limited to, any payroll tax obligations or federal tax obligations of Seller, except for those related to certain leases for real or personal property as contemplated in 1(b).

5. Representations and Warranties by Seller. To induce Buyer to enter into this Agreement, Seller represents and warrants as follows:

a. Organization and Standing of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite power and authority to own, operate and lease its properties and to carry on the Business as now being conducted. Seller has the power to sell, assign, transfer, convey and deliver the Purchased Assets as contemplated by this Agreement.

b. Authorization. The execution, delivery and performance of this Agreement by Seller and its consummation of the transactions contemplated hereby have been duly authorized by Seller and Schadel, which authorization and approval constitute all authorization necessary on the part of Seller. This Agreement constitutes the legal, valid and binding obligation of Seller and Schadel, enforceable in accordance with its terms.

c. Contracts. In connection with its operations of the Branch Offices, Seller does not have any Contracts, except those listed and described in Schedule 1(b), all of which were made in the usual and ordinary course of business. Seller has delivered to Buyer correct and complete copies of all of the Contracts that are in written form, and Schedule 1(b) contains a correct and complete description of any Contracts that are not in written form. Seller has fulfilled, or taken all action necessary to enable it to fulfill when due, all material obligations under the Contracts. There has not occurred any material breach or default, or any event which with the lapse of time or the election of any person, or both, will become a material breach or default, under any Contract, and all Contracts are legal, valid and binding and in full force and effect. Seller has no unfilled customer sales orders for the Branch Offices, other than those set forth on Schedule 1(b).

d. Condition of Assets; Maintenance; Title. The Fixed Assets have been maintained in good condition and repair, subject to normal wear and tear which does not materially adversely affect their use in the operation of the Branch Offices, and are suitable for their intended uses.

2

e. Employees. Set forth on Schedule 5(e) is a complete list of each employee at the Branch Offices both currently and during 2014 and 2015, together with such employee's (i) name, (ii) job title, (iii) date of commencement of employment or engagement, (iv) current compensation paid or payable and any change in compensation since January 1, 2016, (v) sick or vacation leave that is accrued but unused; and (vi) whether or not such employee is party to a non-competition, non-solicitation or non-disclosure agreement or arrangement. Each employee of each Branch Office is a citizen of the United States or is otherwise authorized to work in the United States.

f. Disclosure. Neither this Agreement, nor any other document, certificate or statement furnished to Buyer by or on behalf of Seller in connection with the transactions contemplated hereby, within the actual knowledge of Seller, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading; and there is no fact which materially adversely affects, or in the future may (so far as Seller can now reasonably foresee) materially adversely affect the assets, business, operations or prospects of Seller which has not been set forth herein or in a schedule or statement furnished to Buyer.

8. Deliverables.

a. Assignment of Leases or Subleases. At the Closing, Seller shall deliver or caused to be delivered to Buyer an assignment, agreement or other documentation, acceptable to Buyer in its sole and absolute discretion, granting Buyer the option to lease or sublease the Branch Offices.

9. Miscellaneous.

a. Correspondence. Seller authorizes and empowers Buyer after the Closing: (i) to open all mail and other communications addressed to the Business which are received by Buyer and (ii) to deal with the contents of such communications in a proper manner. Seller will promptly deliver to Buyer the original of any mail or other communication received by Seller pertaining to the operations of the Business after the Closing Date or the Purchased Assets and any monies, checks or other instruments of payment to which Buyer is entitled. Buyer will promptly deliver to Seller the original of any mail or other communication received by Buyer pertaining to the operation of the Business prior to the Closing Date and any monies, checks or other instruments of payment to which Seller is entitled. Buyer will empower employees of the Branch Offices to assist Seller, where necessary, in collection of Seller's open receivables and remittance to Seller of any funds received by Buyer for Seller's open receivables. Additionally, Buyer will assist Seller in retaining documentation as needed from the Branch Offices for Seller's record keeping obligations, limited to documentation and records created prior to the Closing date.

b. Severability; Amendments; Captions. The invalidity or unenforceability of any provision herein shall not offset the validity or enforceability of any other provision hereof. This Agreement shall not be modified, amended or terminated except by written agreement of both parties. Captions appearing in this Agreement are for convenience only and shall not be deemed to explain, limit or amplify the provisions hereof.

c. Application of Georgia Law; Venue. This Agreement, and the application or interpretation thereof, shall be governed exclusively by its terms and by the laws of the State of Georgia. Venue for any legal action which may be brought thereunder shall be deemed to lie in Atlanta, Georgia.

3

d. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

e. Legal Fees. If a legal action is initiated by any party to this Agreement against another, arising out of or relating to the alleged performance or non performance of any right or obligation established hereunder, or any dispute concerning the same, any and all fees, costs and expenses reasonably incurred by each successful party or his or its legal counsel in investigating, preparing for, prosecuting, defending against, or providing evidence, producing documents or taking any other action in respect of, such action shall be the joint and several obligation of and shall be paid or reimbursed by the unsuccessful party.

f. Definition. The term "affiliate", when used in this Agreement means, as to any specified person, any other person that directly or indirectly controls, or is under common control with, or is controlled by, such specified person and, if such other person is an individual, any member of the immediate family of such individual. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) and "immediate family" shall mean any parent, child, grandchild, spouse or sibling.

[Signature page to follow]

4

This Agreement has been executed by the parties hereto the day and year first above written.

SELLER: LABOR SMART INC

Date: August 16, 2016	By:	/s/ Christopher Ryan Schadel
Christopher Ryan Schadel
	Its:	President

BUYER: ENERGY STAFFING SOLUTIONS, INC.

Date: August 17, 2016	By:	/s/ Henry Fong
Henry Fong
	Its:	Chief Executive Officer

5